EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          STRATUS SERVICES GROUP, INC.

                        UNDER SECTIONS 245 AND 242 OF THE
                        DELAWARE GENERAL CORPORATION LAW

      THE UNDERSIGNED, JOSEPH J. RAYMOND AND J. TODD RAYMOND, HEREBY CERTIFY
THAT:

      1. They are the duly elected and acting President and Secretary, respectively, of Stratus Services Group, Inc., a Delaware corporation.

      2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on March 11, 1997.

      3. At a Special Meeting of the Board of Directors held on September ___, 1999, resolutions approving and adopting this Amended and Restated Certificate of Incorporation (the "Certificate") and approving a two for three reverse stock split of the Corporation's Common Stock (the "Reverse Stock Split"), were duly adopted and declared to be effective.

      4. The holders of a majority of the issued and outstanding shares of capital stock of the Corporation required to approve and adopt this Certificate and to approve the Reverse Stock Split approved this Certificate and the Reverse Stock Split by written consent in accordance with Section 228 of the Delaware General Corporation Law and written notice of the approval and adoption of this Certificate and the Reverse Split has been given pursuant thereto. The resolution approving the Reverse Stock Split is as follows:

            RESOLVED that, upon the filing of an Amended and Restated Certificate of Incorporation with the Office of the Secretary of State, State of Delaware (a) each three (3) shares of the Corporation's outstanding Common Stock shall be combined into two (2) shares of Common Stock, (b) cash shall be paid in lieu of fractional shares to holders of Common Stock who would otherwise be entitled to receive fractional shares, and (c) the par value per share shall remain at $.01.

      5. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I
                                CORPORATION NAME

      The name of the corporation is Stratus Services Group, Inc. (the "Corporation").

                                   ARTICLE II
                           ADDRESS OF REGISTERED AGENT

      The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road Wilmington, New Castle County. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III
                           PURPOSE OF THE CORPORATION

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                  CAPITAL STOCK

      Section 4.1 otal Number of Shares of Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is thirty million (30,000,000) consisting of twenty-five million (25,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"), and five million (5,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

      Section 4.2 Common Stock.

      (a) The holders of shares of Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation. The shares of Common Stock do not have cumulative voting rights.

      (b) Subject to any prior or superior right of the Preferred Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they are entitled, the holders of Common Stock shall be entitled to receive that portion of the remaining funds to be distributed. Such funds shall be paid to the holders of Common Stock on the basis of the number of shares of Common Stock held by each of them.

      (c) Dividends may be paid on the Common Stock as and when declared by the Board of Directors.


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

      Section 4.3 Preferred Stock.

      (a) The Preferred Stock may from time to time be divided into and issued in series. The different series of Preferred Stock shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined, by the Board of Directors as hereinafter provided. In all other respects all shares of Preferred Stock shall be identical.

      (b) The Board of Directors is hereby expressly authorized, subject to the provisions hereof, to establish series of Preferred Stock and to fix and determine by vote providing for the issuance of such series, which shall have the rights and preferences designated by the Board of Directors, including, but no limited to, any of the following:

            (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares then outstanding) from time to time by the Board of Directors;

            (ii) the dividend rate or rates and preferences, if any, to which the shares of such series shall be entitled, the times at and conditions upon which dividends shall be paid, any limitations, restrictions or conditions on the payment of dividends, and whether dividends shall be cumulative and, if cumulative, the terms upon and dates from which such dividends shall be cumulative, which dates may differ for shares of any one series issued at different times;

            (iii) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be entitled to receive and the terms and manner of redemption;

            (iv) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon any voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;

            (v) the obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of such series and the provisions with respect thereto; (vi) the term, if any, upon which the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, including the price or prices or the rate of conversion or exchange and the terms of adjustments, if any;

            (vii) the terms and conditions of the voting rights, if any, of the holders of the shares of such series, including the conditions under which the shares of such series shall vote as a separate class; and

            (viii) such other designating preferences, powers, qualifications and special or relative rights or privileges of such series to the full extent now or hereafter permitted by the laws of the State of Delaware.


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

                                    ARTICLE V
                STOCKHOLDER ACTIONS AND MEETINGS OF STOCKHOLDERS

      Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office or by the Chief Executive Officer of the Corporation. Elections of directors need not be by written ballot, unless otherwise provided in the Bylaws.

                                   ARTICLE VI
                              AMENDMENTS TO BY-LAWS

      The Board of Directors shall have the power to adopt, amend or repeal the By-laws.

                                  ARTICLE VII
                                   COMPROMISE

      Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE VIII
                      LIMITATION ON LIABILITY OF DIRECTORS

      No director of this Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law as the same


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

exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then liability of a director of the Corporation, in addition to limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX
                                 INDEMNIFICATION

      The Corporation shall to the fullest extent permitted by section 145 of the Delaware General Corporation Law, as the same may be amended or supplemented, or by any successor thereto, indemnify and reimburse any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by said section. Notwithstanding the foregoing, the indemnification provided for in this Article IX shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

                                   ARTICLE X
                              RESERVATION OF RIGHTS

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now other hereafter provided by statute, and all rights conferred upon stockholders herein or granted subject to this reservation.

      The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of sections 242 and 245 of the General Corporation Law of the State of Delaware.


                                                    ____________________________
                                                    Joseph J. Raymond, President


                                                    ____________________________
                                                    J. Todd Raymond, Secretary

Executed at Manalapan, New Jersey
on ___________, 1999


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